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                                                                   EXHIBIT 10.61

                           LOAN AND SECURITY AGREEMENT

                                  by and among

                                HILCO CAPITAL LP

                                   as Lender,

                                       and

                            ROCKFORD CORPORATION and

                             AUDIO INNOVATIONS, INC.

                                  as Borrowers

                              Dated: March 29, 2004

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                                TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS .........................................................      1

SECTION 2.  CREDIT FACILITIES ...................................................     24

     2.1  Revolving Loans .......................................................     24

     2.2  Letter of Credit Accommodations .......................................     24

     2.3  Term Loan .............................................................     28

     2.4  Commitments ...........................................................     28

SECTION 3.  INTEREST AND FEES ...................................................     28

     3.1  Interest ..............................................................     28

     3.2  Changes in Laws and Increased Costs of Loans ..........................     30

     3.3  Closing Fee ...........................................................     32

     3.4  Servicing Fee .........................................................     32

     3.5  Unused Line Fee .......................................................     32

SECTION 4.  CONDITIONS PRECEDENT ................................................     33

     4.1  Conditions Precedent to Initial Loans and Letter of Credit
          Accommodations ........................................................     33

     4.2  Conditions Precedent to All Loans and Letter of Credit Accommodations .     35

SECTION 5.  GRANT AND PERFECTION OF SECURITY INTEREST ...........................     35

     5.1  Grant of Security Interest ............................................     35

     5.2  Perfection of Security Interests ......................................     37

SECTION 6.  COLLECTION AND ADMINISTRATION .......................................     40

     6.1  Borrowers' Loan Accounts ..............................................     40

     6.2  Statements ............................................................     41

     6.3  Collection of Accounts ................................................     41

     6.4  Payments ..............................................................     42

     6.5  Taxes .................................................................     43

     6.6  Authorization to Make Loans ...........................................     45

     6.7  Use of Proceeds .......................................................     45

     6.8  Pro Rata Treatment ....................................................     46

     6.9  Sharing of Payments, Etc. .............................................     46

     6.10 Settlement Procedures .................................................     47

SECTION 7.  COLLATERAL REPORTING AND COLLATERAL COVENANTS .......................     49
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       7.1  Collateral Reporting .....................................................    49

       7.2  Accounts Covenants .......................................................    50

       7.3  Inventory Covenants ......................................................    50

       7.4   Equipment and Real Property Covenants ...................................    51

       7.5  Power of Attorney ........................................................    52

       7.6  Right to Cure ............................................................    53

       7.7  Access to Premises .......................................................    53

SECTION 8.    REPRESENTATIONS AND WARRANTIES .........................................    53

       8.1  Corporate Existence; Power and Authority .................................    53

       8.2  Name; State of Organization; Chief Executive Office; Collateral Locations.    54

       8.3  Financial Statements; No Material Adverse Change .........................    54

       8.4  Priority of Liens; Title to Properties ...................................    54

       8.5  Tax Returns ..............................................................    55

       8.6  Litigation ...............................................................    55

       8.7  Compliance with Other Agreements and Applicable Laws .....................    55

       8.8  Environmental Compliance .................................................    55

       8.9  Employee Benefits ........................................................    56

       8.10 Bank Accounts ............................................................    57

       8.11 Intellectual Property ....................................................    57

       8.12 Subsidiaries; Affiliates; Capitalization; Solvency .......................    57

       8.13 Labor Disputes ...........................................................    58

       8.14 Restrictions on Subsidiaries .............................................    58

       8.15 Material Contracts .......................................................    58

       8.16 Payable Practices ........................................................    59

       8.17 Accuracy and Completeness of Information .................................    59

       8.18 Survival of Warranties; Cumulative .......................................    59

SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS .....................................    59

       9.1  Maintenance of Existence .................................................    59

       9.2  New Collateral Locations .................................................    60

       9.3  Comnliance with Laws, Regulations, Etc. ..................................    60
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       9.4   Payment of Taxes and Claims ..................................................      61

       9.5   Insurance ....................................................................      61

       9.6   Financial Statements and Other Information ...................................      62

       9.7   Sale of Assets, Consolidation, Merger, Dissolution, Etc. .....................      63

       9.8   Encumbrances .................................................................      64

       9.9   Indebtedness .................................................................      65

       9.10  Loans, Investments, Etc. .....................................................      66

       9.11  Dividends and Redemptions ....................................................      67

       9.12  Transactions with Affiliates .................................................      67

       9.13  Compliance with ERISA ........................................................      67

       9.14  End of Fiscal Years and Fiscal Quarters ......................................      67

       9.15  Change in Business ...........................................................      68

       9.16  Limitation of Restrictions Affecting Subsidiaries ............................      68

       9.17  Fixed Charge Coverage Ratio ..................................................      68

       9.18  License Agreements ...........................................................      68

       9.19  After Acquired Real Property .................................................      69

       9.20  Distribution of Loan Proceeds Amongst Borrowers ..............................      69

       9.21  Costs and Expenses ...........................................................      70

       9.22  Further Assurances ...........................................................      70

SECTION 10.     EVENTS OF DEFAULT AND REMEDIES ............................................      70

       10.1  Events of Default ...........................................................       70

       10.2  Remedies .....................................................................      73

SECTION 11.     JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW ..............      76

       11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver ........      76

       11.2  Waiver of Notices ............................................................      77

       11.3  Amendments and Waivers .......................................................      78

       11.4  Confidentiality ..............................................................      79

       11.5  Other Waivers ................................................................      80

       11.6  Indemnification..... ............ ........................................ ...      80
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SECTION 12.      THE AGENT ....................................................................    80

       12.1   Appointment; Powers and Immunities ..............................................    80

       12.2   Reliance By Agent ...............................................................    81

       12.3   Events of Default ...............................................................    81

       12.4   Congress in its Individual Capacity .............................................    82

       12.5   Indemnification .................................................................    82

       12.6   Non-Reliance on Agent and Other Lender ..........................................    82

       12.7   Failure to Act ..................................................................    83

       12.8   Additional Loans ................................................................    83

       12.9   Concerning the Collateral and the Related Financing Agreements ..................    83

       12.10  Field Audits; Examination Reports and other Information; Disclaimer by Lender ...    83

       12.11  Collateral Matters ..............................................................    84

       12.12  Agency for Perfection ...........................................................    85

       12.13  Failure to Respond Deemed Consent ...............................................    85

SECTION 13.      JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS;
                 APPOINTMENT OF BORROWER AGENT ................................................    86

       13.1   Independent Obligations; Subrogation ............................................    86

       13.2   Authority to Modify Obligations and Security ....................................    86

       13.3   Waiver of Defenses ..............................................................    87

       13.4   Exercise of Agent's and Lender' Rights ..........................................    87

       13.5   Additional Waivers ..............................................................    87

       13.6   Additional Indebtedness .........................................................    87

       13.7   Notices, Demands, Etc. ..........................................................    88

       13.8   Subordination ...................................................................    88

       13.9   Revival .........................................................................    89

       13.10  Understanding of Waivers ........................................................    89

       13.11  Appointment of Borrower Agent....................................................    89

SECTION 14.      TERM OF AGREEMENT; MISCELLANEOUS .............................................    90

       14.1   Term ............................................................................    90

       14.2   Interpretive Provisions .........................................................    91
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14.3   Notices ...................................       92

14.4   Partial Invalidity ........................       93

14.5   Successors ................................       93

14.6   Assignments; Participations ...............       94

14.7   Participant's Security Interests ..........       96

14.8   Entire Agreement ..........................       97

14.9   Counterparts, Etc. ........................       97
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                           LOAN AND SECURITY AGREEMENT

            This Loan and Security Agreement (this "Agreement"), dated March 29, 2004, is entered into by and among HILCO CAPITAL LP, a Delaware limited partnership (hereinafter "Lender"), and Rockford Corporation, an Arizona corporation ("Borrower Agent"), and Audio Innovations, Inc., an Oklahoma corporation ("All" and, together with Borrower Agent, "Borrowers" and, individually, each a "Borrower").

                                   WITNESSETH:

            WHEREAS, Borrowers have requested that Lender enter into a financing arrangement with Borrowers pursuant to which Lender shall make a term loan to Borrowers; and

            WHEREAS, All is a wholly owned Subsidiary of Borrower Agent, and Borrowers, together with their Subsidiaries, are inter-related entities which, collectively constitute an integrated business operation of designing, manufacturing and distributing aftermarket mobile audio products, home theater sound products and professional audio products; and

            WHEREAS, the directors of each Borrower view the entities as sufficiently dependent upon each other and so inter-related that any advance made hereunder to any Borrower would benefit all Borrowers as a result of their consolidated operations and identity of interests; and

            WHEREAS, each Borrower has requested that Lender treat them as co-borrowers hereunder, jointly and severally responsible for the obligations of each other hereunder; and

            WHEREAS, Lender is willing to agree to make such term loan to Borrowers on the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

            For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall mean all present and future rights of any Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit, charge or debit card along with all information contained on or for use with such card.

      1.2 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under

                                      S-1
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common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests and (c) any director or executive officer of such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

      1.3 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

      1.4 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, and a day on which LaSalle Bank National Association and Lender are open for the transaction of business.

      1.5 "Capital Expenditures" shall mean, for any period, any expenditure of money under a Capital Lease or for the lease, purchase or other acquisition of any capital asset, for the lease of any other asset, whether payable currently or in the future, or for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on a Person's balance sheet.

      1.6 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

      1.7 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

      1.8 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and unimpaired surplus of not less than One Billion Dollars ($1,000,000,000); (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's

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Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and unimpaired surplus of not less than One Billion Dollars ($1,000,000,000); (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds that are registered under the Investment Company Act of 1940, as amended, which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

      1.9 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower (except that All's liquidation, dissolution or merger as part of a sale of assets to, or merger with, Borrower Agent will not constitute a Change of Control if Borrower Agent is the surviving corporation and owner of all assets of All after the liquidation, dissolution or merger); (c) the acquisition by any Person or group (as such term is used in
Section 13(d)(3) of the Exchange Act), of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of any Borrower or the Board of Directors of any Borrower; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower (together with any new directors whose nomination for election by the stockholders of such Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Borrower then still in office; or (e) the failure of Borrower Agent to own one hundred percent (100%) of the voting power of the total outstanding Voting Stock of All.

      1.10  "Closing Date" shall mean March 29, 2004.

      1.11 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.12  "Collateral" shall have the meaning set forth in Section 5 hereof.

      1.13 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by a lessor of premises to any Borrower, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located,

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pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Congress, as agent, for itself and for Lender, in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Congress access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Congress' rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Congress, as agent for itself and Lender, and agrees to follow all instructions of Congress with respect thereto.

      1.14 "Congress" shall mean Congress Financial Corporation (Western), a California corporation, as agent for the lenders which are parties to the Congress Agreement, and their respective successors and assigns.

      1.15 "Congress Agreement" shall mean that certain Loan and Security Agreement dated as of March 29, 2004 (as amended or otherwise modified from time to time) between Congress, as agent for the lenders which are parties to such agreement, and Borrowers providing for the making of Revolving Loans and the issuance of letters of credit in an aggregate principal amount not to exceed $45,000,000.00 outstanding at any time, and Term Loans in an aggregate principal amount not to exceed $2,500,000.00 outstanding at any time, which Term Loans shall only be made after Lender's receipt of the financial statements of Borrowers as required hereunder for the periods ending June 30, 2004 and September 30, 2004, and Borrowers and their Subsidiaries, on a consolidated basis, maintaining a Fixed Charge Coverage Ratio of not less than 2.57 to one for the three (3) months ending June 30, 2004 and 2.23 to one for the six (6) months ending September 30, 2004.

      1.16 "Congress Borrowing Base" shall mean the sum available to the Borrower for Revolving Loans and Letter of Credit Accommodations under the Congress Agreement based on the lending formulas and all definitions used in the determination of the Borrowing Base in existence in the Congress Agreement on the date hereof, and including the application of any Reserves (as such term is defined in the Congress Agreement), in the amount of such Reserves in effect on the date hereof, or in the event of the increase thereof, such increased amount.

      1.17 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

      1.18 "Default Rate" shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of three percent (3%) plus the then existing Interest Rate being charged by Lender on the Obligations.

      1.19 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Lender, by and among Congress, as agent for itself and Lender, any Borrower and any bank at which any deposit account of such Borrower is at any time maintained which provides that such bank will comply with instructions originated by Congress directing disposition of the funds in the deposit account without further consent by such Borrower and such other terms and conditions as Congress may require, including as to any

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such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Congress, for itself and for the benefit of Lender, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into the Blocked Accounts.

      1.20 "Direct Foreign Subsidiaries" shall mean, collectively, Rockford (Europe) Elektronik Vertriebs GmbH, a German GmbH, and Rockford Foreign Sales Corporation, a Barbados corporation, as the direct foreign Subsidiaries of Borrower Agent.

      1.21 "Domestic Subsidiaries" shall mean, collectively, MB Quart Shanghai, Inc., an Arizona corporation, Rockford Sales.Com, Inc., an Arizona corporation, and Rockford Singapore Corporation, an Arizona corporation, as the wholly-owned domestic Subsidiaries of Borrower Agent (other than All).

      1.22 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

      1.23 "Equipment" shall mean all of each Borrower's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

      1.24 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

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      1.25  "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower or any Borrower's Subsidiary under Sections 414(b), 414(c). 414(m) or 414(o) of the Code.

      1.26  "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a "prohibited transaction" with respect to which any Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which such Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate in excess of Twenty-Five Thousand Dollars ($25,000); and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower.

      1.27 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.28  "Excess" shall have the meaning set forth in Section 3.2 hereof.

      1.29 "Excess Availability" shall have the meaning set forth in the Congress Agreement, as of the date hereof.

      1.30 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

      1.31  "Final Maturity Date" shall mean May 1, 2006.

      1.32 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements, Deposit Account Control Agreements, Investment Property Control Agreements, Collateral Access Agreements, intercreditor agreements, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement.

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      1.33  "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) earnings before interest and taxes plus depreciation and amortization expenses, less cash payments for taxes, to (b) the sum of Interest Expense, management fees, principal payments on Indebtedness, and Capital Expenditures, in each case during such period.

      1.34 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Lender prior to the date hereof.

      1.35 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      1.36 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

      1.37 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition;
(e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranty royalty payments.

      1.38 "Information Certificates" shall mean, collectively, the Information Certificates of each Borrower constituting Exhibit B hereto containing material information with respect to such Borrower, its business and assets provided by or on behalf of such Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein; sometimes referred to individually as an "Information Certificate."

      1.39  "Initial Maturity Date" shall mean May 1, 2005.

      1.40 "Intellectual Property" shall mean all of each Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, service marks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

      1.41 "Intercreditor Agreement" shall mean that certain Intercreditor Agreement of even date herewith between Congress and Lender, and acknowledged by Borrowers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.42 "Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, fees due Lender, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (b) interest paid in property other than cash and (c) any other interest expense not payable in cash.

      1.43 "Interest Rate" shall mean, a rate equal to the greater of (i) the LaSalle Bank Rate plus four and one-half (4.5%) percent per annum, or (ii) eight and one-half (8.5%) percent per annum. Interest shall accrue based upon a 360 day year and actual days elapsed. Changes in the LaSalle Bank Rate shall take effect for the purpose of calculating interest on the Term Loan when such changes takes effect generally to loans made by LaSalle Bank National Association.

      1.44 "Inventory" shall mean all of each Borrower's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

      1.45 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Congress, as agent for itself and Lender, a Borrower and any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any investment property of such Borrower agreeing and acknowledging that, inter alia, such Person has custody, control or possession of such investment property on behalf of Congress, as agent for itself and Lender, that such Person will comply with entitlement orders originated by Congress with respect to such investment property, or other instructions of Congress, and such Person will apply any value distributed on account of any commodity contract as directed by Congress, in each case, without the further consent of such Borrower, and including such other terms and conditions as Congress may require.

      1.46 "LaSalle Bank Rate" shall mean the rate of interest per annum announced by LaSalle Bank National Association from time to time as its prime rate in effect at its principal office in Chicago. (The prime rate is not intended to be the lowest rate of interest charged by LaSalle Bank National Association to its borrowers).

      1.47  "License Agreements" shall have the meaning set forth in Section
8.11 hereof.

      1.48 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower involving monetary liability of or to any Person in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of such Borrower or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Lender hereunder or thereunder.

      1.49 "Maturity Date" shall mean the Initial Maturity Date or the Final Maturity Date, as applicable.

      1.50 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the Obligations.

      1.51 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ER1SA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ER1SA Affiliate

      1.52 "New Lending Office" shall have the meaning set forth in Section 6.5(e) hereof.

      1.53 "Non-U.S. Lender" shall have the meaning set forth in Section 6.5(e) hereof.

      1.54 "Obligations" shall mean the Term Loan and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower to Lender and/or any of its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

      1.55 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than a Borrower.

      1.56 "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

      1.57 "Payment Account" shall mean account no. 5000000030321 of Congress at Wachovia Bank, National Association, or such other account of Congress as Congress may from time to time designate to Borrowers as the Payment Account under the Congress Agreement.

      1.58 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

      1.59 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

      1.60 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

      1.61 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and (c) all payment intangibles of such Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to such Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of such Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Borrower is a beneficiary).

      1.62 "Records" shall mean all of each Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

      1.63 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date thereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guaranties given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guaranty the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

      1.64 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time. Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

      1.65 "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by Lender's net income or capital by any jurisdiction (or any political subdivision thereof).

      1.66 "Termination Date" shall mean the earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.1(g) or Section 10.1(h), below; or (c) Lender's notice to the Borrower Agent setting the Termination Date on account of the occurrence of any Event of Default other than as described in 10.1(g) or Section 10.1(h), below.

      1.67  "Term Loan" shall have the meaning set forth in Section 2.1 hereof.

      1.68 "Term Note" shall mean that certain Term Promissory Note, issued by Borrowers to Lender to evidence the Term Loan, as the same originally exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.69 "Transferee" shall mean any Person to whom any Lender may transfer its rights, interest and obligations hereunder.

      1.70 "UCC" shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois-on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

      1.71 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2. CREDIT FACILITY

      2.1   Term Loan.

            (a) Subject to the terms and conditions contained herein, Lender agrees to make a term loan to Borrowers (the "Term Loan") on the Closing Date in an amount equal to Four Million Dollars ($4,000,000).

            (b) The Term Loan is (i) evidenced by the Term Note duly executed and delivered by Borrowers to Lender concurrently herewith, (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Note and the other Financing Agreements, and (iii) secured by all of the Collateral. The Term Loan will be due and payable in full on the Initial Maturity Date unless renewed in accordance with Section 2.2. Borrowers shall repay the principal sum of the Term Loan on the Termination Date.

      2.2 Extension Option. Upon satisfaction of each of the following conditions, Borrower may extend the Term Loan until the Final Maturity Date:

            (a) No Default. No Default shall exist on the date of the Borrower Agent's written notice for an extension as provided for below and on the Initial Maturity Date.

            (b) Notice From Borrower. Borrower shall have given Lender written notice of Borrower's request to exercise its extension right at least sixty (60) days before the Initial Maturity Date.

            (c) Covenant Compliance. No breach of any covenants imposed upon Borrowers shall exist including, without limitation, those contained in Sections
9.17 or 9.18.

            (d)   Conditions Satisfied. All of the conditions set forth in
Section 4.1 of this Agreement, to the extent applicable, shall continue to be satisfied.

            (e) Extension Fee. An Extension Fee of $175,000.00 shall have been paid to the Lender at least sixty (60) days prior to the Initial Maturity Date.

            (f) Additional Documents. Borrowers shall have executed and delivered to Lender such agreements and documents as Lender may reasonably require to effectuate the extension.

      2.3 Intercreditor Agreement. This Agreement, the grant and perfection of the security interest, the delivery of the Collateral, and the exercise of all rights and remedies of Lender hereunder are subject to the terms and conditions of the Intercreditor Agreement. To the extent that any of the terms or conditions of this Agreement are inconsistent with the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall govern.

SECTION 3. INTEREST AND FEES

      3.1   Interest.

            (a) Borrowers shall pay to Lender, interest on the outstanding principal amount of the Loan at the Interest Rate. Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month.

            (b) Upon and after the occurrence of an Event of Default, all Obligations shall bear interest at the Default Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

            (c) If all obligations have not been paid in full on or before the Termination Date for any reason, then, in addition to any other fees and interest payable by the Borrowers to Lender hereunder, the Borrowers shall pay to Lender, the sum of $35,000.00 on the first day of each month thereafter until such time as all obligations, including principal, interest, fees, costs, and out of pocket expenses, have been irrevocably paid in full.

      3.2 No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by any Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Lender to contract for, charge or receive, in any event, interest exceeding the Maximum Interest Rate. In no event shall any Borrower be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Borrower to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate ("Excess"), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrowers, it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this
Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.

      3.3 Commitment Fee. In consideration for Lender entering into this Agreement and extending the Term Loan to the Borrowers, the Borrowers shall pay to Lender in cash a commitment fee in the amount of $50,000.00, which has been previously paid by the Borrowers, receipt of which is acknowledged by Lender.

      3.4 Closing Fee. Borrowers shall pay to Lender as a closing fee ("Closing Fee") an amount equal to One Hundred Twenty Nine Thousand Dollars ($129,000.00), which shall be fully earned and payable as of the date hereof provided, however, that all amounts paid to Lender under Section 3.3 shall be credited toward payment of the Closing Fee.

      3.5 Facility Fee. Borrowers shall pay to Lender an annual facility fee in an amount equal to Two Hundred Twenty Thousand Dollars ($220,000.00) in respect of Lender's services. which shall be fully earned as of the date hereof. The facility fee shall be payable in quarterly installments in an amount equal to Fifty-Five Thousand Dollars ($55,000.00), payable on the first day of each June, September, December, and March, commencing June 1, 2004, together with Borrowers' regular payment of interest. The full unpaid installments of the facility fee shall be due and payable in full on the Termination Date.

      3.6 Collateral Management Fee. Borrowers shall pay to Lender a collateral management fee payable monthly in an amount equal to One Thousand Five Hundred Dollars ($1,500.00) to offset the expenses and costs (excluding out-of-pocket expenses and auditor fees) of Lender in connection with administration, record keeping, analyzing and evaluating the Collateral, which shall be fully earned as of the date hereof. The collateral management fee shall be payable on the first day of each month, commencing April 1, 2004, together with Borrowers' regular payment of interest. The full unpaid installments of the collateral management fee shall be due and payable in full on the Termination Date.

SECTION 4. CONDITIONS PRECEDENT

      4.1 Conditions Precedent to Making of Term Loan. Each of the following is a condition precedent to Lender making the Term Loan:

            (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may reasonably request to evidence and effectuate the termination by the existing lenders to any Borrower of their respective financing arrangements with such Borrower (excepting only those purchase money security arrangements and similar financing arrangements disclosed on Schedule 4.1 (a) hereto and not to be terminated on the Closing Date) and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or any Obligor, as debtor and
(ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or any Obligor in favor of such existing lender or lenders, in form acceptable for recording with the appropriate Governmental Authority;

            (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Obligor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Obligor as is set forth herein and such document as shall set forth the organizational identification number of such Borrower or Obligor, if one is issued in its jurisdiction of incorporation);

            (c) no material adverse change shall have occurred in the assets, business or prospects of any Borrower or Obligor since the date of Lender's latest field examination (not including for this purpose the field review referred to in Section 4.1(d) below) and no change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

            (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may reasonably require (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the Closing Date and test counts of the Inventory in a manner satisfactory to Lender, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Lender to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

            (e) Lender shall have received, in form and substance reasonably satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of each Borrower and by warehouses at which Collateral is located;

            (f) the Excess Availability, as determined by Lender, as of the date hereof, shall be not less than Four Million Dollars ($4,000,000) after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions under the Congress Agreement;

            (g) Lender shall have received, in form and substance reasonably satisfactory to Lender, Deposit Account Control Agreements by and among Congress, as agent for itself and Lender, each Borrower and each bank where such Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and such Borrower;

            (h) Lender shall have received evidence, in form and substance reasonably satisfactory to Lender, that Lender has valid perfected security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

            (i) Lender shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation or organization of each Borrower, the jurisdiction of the chief executive office of each Borrower and all jurisdictions in which assets of any Borrower are located, which search results shall be in form and substance reasonably satisfactory to Lender;

            (j) Lender shall have received a written appraisal of the Inventory conducted by an appraiser reasonably acceptable to Lender, and in form, scope and methodology reasonably satisfactory to Lender, addressed to Lender and upon which Lender is expressly permitted to rely (the first such appraisal shall be ordered no later than June 30, 2004);

            (k) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

            (1) Lender shall have received, in form and substance reasonably satisfactory to Lender, such opinion letters of counsel to Borrowers and Obligors with respect to the Financing Agreements and such other matters as Lender may reasonably request;

            (m) Borrowers shall have entered into the Congress Agreement, on terms and conditions satisfactory to Lender, including all terms relating to the Borrowing Base, ineligible assets and reserves, and all conditions precedent to the making of initial loans and Letter of Credit Accommodations under and as defined in the Congress Agreement, other than the making of the Term Loan by Lender, shall have been satisfied;

            (n) Lender, Congress and Borrower shall have entered into an Intercreditor Agreement in form and substance satisfactory to Lender;

            (o) Lender shall have received, in form and substance reasonably satisfactory to Lender, a draft balance sheet of Borrowers as of December 31, 2003;

            (p) the other Financing Agreements, including without limitation, a guaranty and security agreement of the Domestic Subsidiaries and a stock pledge agreement of Borrower Agent, and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance reasonably satisfactory to Lender; and

            (q) Lender shall have received an executed post-closing letter from the Borrowers, which shall provide, among other things, that all collateral in which Lender is required to be granted a security or mortgage interest pursuant to the terms of the commitment letter dated March 11, 2004 entered into between Lender and the Borrower Agent, including, without limitation, certain real estate located in Germany, shall be granted to Lender on or before the dates provided for in the post-closing letter. The documentation to be entered into shall include the agreement by Lender to release its collateral interest in Rockford (Europe) Elektronik Vertriebs GmbH, its assets and Subsidiaries, subject to the Borrowers' achieving (i) 90% of the Borrowers' fiscal year 2004 projected earnings before interest, taxes, depreciation and amortization for two
(2) consecutive fiscal quarters, as shown on the Borrowers' fiscal 2004 business plan, annexed hereto as Schedule 4.1(a)(ii); and (ii) average Excess Availability for the preceding thirty (30) day period in an amount not less than $5,000,000.00.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

      5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower hereby grants to Lender, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender, as security, all personal and real property and fixtures and interests in property and fixtures of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the "Collateral"), including:

            (a)   all Accounts;

            (b) all general intangibles, including, without limitation, all Intellectual Property;

            (c) all goods, including, without limitation, Inventory and Equipment;

            (d)   all Real Property and fixtures;

            (e) all chattel paper (including all tangible and electronic chattel paper);

            (f)   all instruments (including all promissory notes);

            (g)   all documents;

            (h)   all deposit accounts;

            (i) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

            (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

            (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of such Borrower now or hereafter held or received by or in transit to Lender or any of its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

            (l) all commercial tort claims, including, without limitation, those identified on Schedule 5.2(g) hereto;

            (m)   to the extent not otherwise described above, all Receivables;

            (n)   all Records; and

            (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the generality of the foregoing, one-third of the Capital Stock of each of the Direct Foreign Subsidiaries shall be excluded from "Collateral".

      5.2   Perfection of Security Interests.

            (a) Each Borrower irrevocably and unconditionally authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and such Borrower as debtor, as Lender may reasonably require, and including any other information with respect to such Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Lender may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower hereby ratifies and approves all financing statements naming Lender or its designee as secured party and such Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratifies and confirms the authorization of Lender to file such financing statements (and amendments, if any). Each Borrower hereby authorizes Lender to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Lender or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and any Borrower as debtor, except with Lender's prior express written consent.

            (b) No Borrower has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth on
Schedule 5.2(b) hereto. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, such Borrower shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), such Borrower shall deliver, or cause to be delivered to Lender, all tangible chattel paper and instruments that such Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify, in each case except as Lender may otherwise agree. At Lender's option, each Borrower shall, or Lender may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper] [instrument] is subject to the security interest of Hilco Capital LP, and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party."

            (c) In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Lender thereof in writing. Promptly upon Lender's request, each Borrower shall take, or cause to be taken, such actions as Lender may reasonably request to give Lender control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

            (d) No Borrower has any deposit accounts as of the date hereof, except as set forth in such Borrower's Information Certificate. No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account,
(ii) the bank where such account is opened or maintained shall be acceptable to Lender, and (iii) on or before the opening of such deposit account, such Borrower shall, as Lender may specify, deliver to Lender a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained on terms and conditions acceptable to Lender. The terms of this Section 5.2(d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower's salaried employees.

            (e) No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in such Borrower's Information Certificate.

                  (i) In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (except for the Capital Stock of the Direct Foreign Subsidiaries that is excluded from Collateral pursuant to Section 5.1 hereof), such Borrower shall promptly endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities, now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Lender thereof and shall, as Lender may specify, either (A) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of such Borrower or such nominee, or (B) arrange for Lender to become the registered owner of the securities.

                  (ii) No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Lender, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall, as Lender may specify, either (1) execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary or (2) arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender.

            (f) No Borrower is the beneficiary of or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth on Schedule 5.2(f) hereto. In the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Lender thereof in writing. Such Borrower shall immediately, as Lender may specify, either (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Lender, consenting to the assignment of the proceeds of the letter of credit by such Borrower to Lender and agreeing to make all payments thereon directly to Lender, or as Lender may otherwise direct or (ii) cause Lender, to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

            (g) No Borrower has any commercial tort claims as of the date hereof, except as set forth on Schedule 5.2(g) hereto. In the event that any Borrower shall at any time after the date hereof have any commercial tort claims, such Borrower shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Lender shall be deemed to constitute a grant of security interest therein to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrowers of this Agreement or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and any Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Lender's request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.

            (h) No Borrower has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in such Borrower's Information Certificate and except for goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of Borrowers' business in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral of any Borrower are at any time after the date hereof in the custody, control or possession of any other person not referred to in an Information Certificate, such Borrower shall promptly notify Lender thereof in writing. Promptly upon Lender's request, such Borrower shall deliver to Lender a Collateral Access Agreement duly authorized, executed and delivered by such person and such Borrower.

            (i) Each Borrower shall take any other actions reasonably requested by Lender from time to time to cause the attachment, perfection and first priority of, and the ability of Lender to enforce, the security interests of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that such Borrower's signature thereon is required therefor,
(ii) causing Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interests of Lender in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including/without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6. COLLECTION AND ADMINISTRATION

      6.1 Borrowers' Loan Accounts. Lender shall maintain a loan account on its books in which shall be recorded (a) the Term Loan and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in such loan account shall be made in accordance with Lender's customary practices as in effect from time to time.

      6.2 Statements. Lender shall render to Borrowers each month a statement setting forth the balance in Borrowers' loan account maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by each Borrower and conclusively binding upon each Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers' loan account shall be presumptive evidence of the amounts due and owing to Lender by Borrowers.

      6.3   Collection of Accounts.

            (a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are reasonably acceptable to Lender into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each Borrower shall deliver, or cause to be delivered to Congress, as agent for itself and Lender, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Congress, as agent for itself Lender, may become bank's customer with respect to the Blocked Accounts and promptly upon Lender's request, such Borrower shall execute and deliver such agreements or documents as Lender may reasonably require in connection therewith. Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Congress, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Congress for itself and Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations. Notwithstanding anything to the contrary contained herein, after the first anniversary of the date of this Agreement and Lender's receipt of the audited financial statements of Borrowers as required hereunder for the fiscal year ending December 31, 2004, Borrowers shall not be required to remit to Congress or to deposit (or to direct their respective account debtors to directly remit) to the Blocked Accounts, or to segregate and hold in trust, payments on Receivables or payments constituting proceeds of Inventory, if so long as (i) the consolidated net income of Borrowers and their Subsidiaries, before provisions for taxes (determined in accordance with GAAP), is not less than Four Million Dollars ($4,000,000) during the fiscal year ending December 31, 2004,
(ii) no Default or Event of Default has occurred and is continuing, (iii) the average daily Excess Availability during each month ending on or after March 31, 2005, is not less than Seven Million Five Hundred Thousand Dollars ($7,500,000),
(iv) the average daily Excess Availability during any week in any such month is not less than Six Million Dollars ($6,000,000), and (v) Congress has agreed to the foregoing in accordance with the terms of the Congress Agreement.

            (b) Subject to the last sentence of Section 6.3(a) hereof, each Borrower and its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Congress. In no event shall the same be commingled with any Borrower's own funds. Borrowers agree to reimburse Lender on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account, other deposit account or investment account is established or any other bank, financial institution or other Person involved in the transfer of funds to or from the Blocked Accounts, any other deposit account or any investment account arising out of Lender's payments to or indemnification of such bank, financial institution or other Person. The obligation of Borrowers to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

      6.4   Payments.

            (a) All Obligations shall be payable to such place as Lender may designate from time to time. Lender shall apply payments received or collected from a Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Lender from Borrowers; second, to pay interest due in respect of the Term Loan; third, to pay principal due in respect of the Term Loan; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Lender determines.

            (b) Borrowers shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Person. Borrowers shall be liable to pay to Lender, and each does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      6.5   Taxes.

            (a) Any and all payments by or on behalf of any Borrower or any Obligor hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes. In addition, Borrowers agree to pay to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes.

            (b) If any Borrower or any Obligor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to Lender, then:

                  (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                  (ii) such Borrower or such Obligor shall make such deductions and withholdings;

                  (iii) such Borrower or such Obligor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv) to the extent not paid to Lender pursuant to clause (i) above, such Borrower or such Obligor shall also pay to Lender, at the time interest is paid, all additional amounts which Lender specifies as necessary to preserve the after-tax yield Lender would have received if such Taxes or Other Taxes had not been imposed.

            (c) Within thirty (30) days after the date of any payment by any Borrower or any Obligor of Taxes or Other Taxes, such Person shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Lender.

            (d) Borrowers will indemnify Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Lender (or Transferee, as the case may be). If Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Lender (or Transferee) has received payment from any Borrower or any Obligor hereunder, then Lender shall credit to the loan account(s) of Borrowers the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by any Borrower or any Obligor under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund). If Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by Borrowers or any Obligor pursuant to this Section 6.5, Lender will apply the amount of the actual dollar benefit received by Lender as a result thereof, as reasonably calculated by Lender and net of all expenses related thereto, to the Term Loan. If Taxes or Other Taxes were not correctly or legally asserted, Lender shall, upon Borrowers' request and at Borrowers' expense, provide such documents to Borrowers as Borrowers may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrowers (so long as providing such documents shall not, in the good faith determination of Lender, have a reasonable likelihood of resulting in any liability of Lender).

            (e) In the event any Transferee is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") such Non-U.S. Lender shall deliver to Borrowers two (2) copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower or any Obligor and is not a controlled foreign corporation related to any Borrower or any Obligor (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments by any Borrower or any Obligor under this Agreement and the other Financing Agreements. Such forms shall be delivered by any Transferee that is a Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, a Non-U.S. Lender shall upon written notice from Borrowers promptly deliver such new forms as are required by the Code or the regulations issued thereunder to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 6.5(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.

            (f) Borrowers and Obligors shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or
(d) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax was applicable on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to the Term Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of any Borrower or any Obligor and (B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of subsection (e) above.

            (g) Use of Proceeds. Borrowers shall use the proceeds of the Term Loan provided by or on behalf of Lender to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the Term Loan to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COLLATERAL COVENANTS

      7.1   Collateral Reporting.

            (a) Each Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

                  (i) on a regular basis as required by Lender, a schedule of sales made, credits issued and cash received;

                  (ii) weekly, on Tuesday of each week (as of the then immediately preceding Friday), the Borrower Agent shall provide Lender with a borrowing base certificate (based upon the Congress Borrowing Base) on a form to be furnished by Lender;

                  (iii) as soon as possible after the end of each month (but in any event within ten (10) days after the end thereof), on a monthly basis or more frequently as Lender may request, (A) preliminary perpetual inventory reports, (B) preliminary inventory reports by state and category (including identifying Inventory on consignment), (C) agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of such Borrower) and (D) agings of accounts receivable (together with a reconciliation to the previous month's aging and general ledger);

                  (iv) as soon as possible after the end of each month (but in any event within fifteen (15) days after the end thereof), (A) final perpetual inventory reports, and (B) final inventory reports by state and category and, where such month ends on the last day of a fiscal quarter, by location (including identifying Inventory at locations owned and operated by third parties or on consignment);

                  (v) quarterly, within fifteen (15) days after the end of each fiscal quarter, Borrower Agent shall furnish Lender with a report of warranty expenses incurred by type of activity;

                  (vi) upon Lender's request, (A) copies of customer statements, purchase orders, sales invoices and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by such Borrower; and

                  (vii) such other reports as to the Collateral as Lender shall reasonably request from time to time; and

            (b) If any of any Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

      7.2   Accounts Covenants.

            (a) Each Borrower shall notify Lender promptly of: (i) any material delay in such Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof; and (ii) all material adverse information relating to the financial condition of any account debtor.

            (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, and
(iii) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

            (c) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

      7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) each Borrower shall conduct daily cycle counts of the Inventory in a manner satisfactory to its independent certified public accountants, and shall, at any time or times as Lender may request on or after an Event of Default, conduct a physical count of the Inventory, and shall supply Lender upon its request, with reports in the form and with such specificity as may be reasonably satisfactory to Lender concerning such counts; (c) no Borrower shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower which is in transit to the locations set forth or permitted herein; (d) upon Lender's request, Borrowers shall, at their expense, no more than two (2) times in any twelve (12) month period, inclusive of any appraisals delivered in accordance with the Congress Agreement (not counting the appraisal provided pursuant to Section 4.1(j) hereof), but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender full written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Lender and by an appraiser reasonably acceptable to Lender, addressed to Lender and upon which Lender are expressly permitted to rely; (e) each Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);
(f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) no Borrower shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such Inventory, except in the ordinary course of Borrowers' business in accordance with the practices and policies set forth on Schedule 7.3 hereto; (i) each Borrower shall keep the Inventory in good and marketable condition; and (j) no Borrower shall, without prior written notice to Lender or the specific identification of such Inventory with respect thereto provided by such Borrower to Lender pursuant to Section 7.1
(a) hereof, acquire or accept any Inventory on consignment or approval.

      7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Lender's request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, inclusive of any appraisals delivered in accordance with the Congress Agreement, but at any time or times as Lender may request when the book value of Equipment has increased by twenty-five percent (25%) or more since the last written appraisal thereof, and at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written appraisals as to the Equipment and/or the Real Property in form, scope and methodology reasonably acceptable to Lender and by an appraiser reasonably acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely; (b) each Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Borrower shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in a Borrower's business and not for personal, family, household or farming use; (e) no Borrower shall remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or to move Equipment directly from one location set forth or permitted herein to another such location or to sell Equipment in accordance with clause (ii) of Section 9.7 (b) hereof, and except for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and no Borrower shall permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.

      7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lender (and all Persons designated by Lender) as such Borrower's true and lawful attorney-in-fact, and authorizes Lender, in such Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Lender, and open and dispose of all mail addressed to such Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Lender's reasonable determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by or on behalf of Lender and deposit the same in Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory through U.S. Customs or foreign export control authorities in such Borrower's name, Lender's name or the name of Lender's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose, and to complete in such Borrower's or Lender's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign such Borrower's name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.6 Right to Cure. Lender may, at its option, (a) upon notice to Borrowers, cure any default by any Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Lender therein or the ability of such Borrower to perform its obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Lender's judgment, is reasonably necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrowers' account(s) therefor, such amounts to be repayable by Borrowers on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrowers, (a) Lender or its designee shall have complete access to all of each Borrower's premises during normal business hours and after notice to such Borrower, or at any time and without notice to such Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's books and records, including the Records, and (b) such Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) Lender or its designee may use during normal business hours such of such Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

            Each Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement):

      8.1 Corporate Existence: Power and Authority. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder
(a) are all within each Borrower's corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower's articles or certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower, except for the security interests granted to Lender in this Agreement and the other Financing Agreements. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms.

      8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

            (a) The exact legal name of each Borrower is as set forth on the signature pages of this Agreement and in the Information Certificates. No Borrower has, during the five years immediately prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in their respective Information Certificates.

            (b) Each Borrower is an organization of the type and organized in the jurisdiction set forth in such Borrower's Information Certificate. Each Borrower's Information Certificate accurately sets forth the organizational identification number of such Borrower or accurately states that such Borrower has none and accurately sets forth the federal employer identification number of such Borrower.

            (c) The chief executive office and mailing address of each Borrower and each Borrower's Records concerning Accounts are located only at the address identified as such in such Borrower's Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in such Information Certificate, subject to the right of a Borrower to establish new locations in accordance with Section 9.2 below. Each Borrower's Information Certificate correctly identifies any of such locations which are not owned by such Borrower and sets forth the owners and/or operators thereof.

      8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower which have been or may hereafter be delivered by any Borrower to Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of such Borrower or Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by any Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower, since the date of the most recent audited financial statements furnished by Borrowers to Lender prior to the date of this Agreement.

      8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

      8.6 Litigation. Except as set forth in the Information Certificates, there are no present investigations by any Governmental Authority pending, or to the best of each Borrower's knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of each Borrower's knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against such Borrower would result in any material adverse change in the assets, business or prospects of such Borrower or would impair the ability of such Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

      8.7 Compliance with Other Agreements and Applicable Laws. Except as set forth in Schedule 8.7 hereto, no Borrower is, in any material respect, in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local Governmental Authority.

      8.8   Environmental Compliance.

            (a) Except as set forth on Schedule 8.8 hereto, no Borrower or any Subsidiary of any Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower and each Borrower's Subsidiaries complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

            (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of each Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any Subsidiary of any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

            (c) No Borrower or any of its Subsidiaries have any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

            (d) Each Borrower and its Subsidiaries have all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

      8.9   Employee Benefits.

            (a) Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of each Borrower's knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

            (b) There are no pending, or to the best of each Borrower's knowledge, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

            (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the
Code) are not less than such Plan's liabilities under Section 4001(a)(16) of ERISA; (iii) no Borrower or any of its ERISA Affiliates have incurred or reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower or any of its ERISA Affiliates have incurred or reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower or any of its ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth in the Information Certificate of such Borrower, subject to the right of each Borrower to establish new accounts in accordance with Section 5.2 hereof.

      8.11 Intellectual Property. Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, no Borrower has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in such Borrower's Information Certificate and has not granted any licenses with respect thereto other than as set forth in such Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of each Borrower's knowledge and except as set forth in the Information Certificates, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such Intellectual Property. The Information Certificates set forth all of the agreements or other arrangements of each Borrower pursuant to which any Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of any Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Congress and Lender, is affixed to any Inventory, except to the extent permitted under the term of the License Agreements listed in such Borrower's Information Certificate.

      8.12  Subsidiaries; Affiliates; Capitalization; Solvency.

            (a) No Borrower has any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in such Borrower's Information Certificate, subject to the right of such Borrower to form or acquire Subsidiaries in accordance with Section 9.10 hereof.

            (b) Each Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed in such Borrower's Information Certificate as being owned by such Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Subsidiaries (except SimpleDevices, Inc) are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary (except SimpleDevices, Inc) is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

            (c) The issued and outstanding shares of Capital Stock of each Borrower (in excess of 10% of the total shares in the case of Borrower Agent) are directly and beneficially owned and held by the persons indicated in such Borrower's Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender prior to the date hereof.

            (d) Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Congress and Lender, and the other transaction contemplated hereunder.

      8.13  Labor Disputes.

            (a) Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and any union, labor organization or other bargaining agent in respect of the employees of such Borrower on the date hereof.

            (b) There is (i) no significant unfair labor practice complaint pending against any Borrower or, to the best of each Borrower's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or, to best of each Borrower's knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or, to the best of each Borrower's knowledge, threatened against any Borrower.

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


      8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between such Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of such Borrower or (b) the ability of such Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Congress and Lender, in the Collateral.

      8.15 Material Contracts. Schedule 8.15 hereto sets forth all Material Contracts to which each Borrower is a party or is bound as of the date hereof. Each Borrower has delivered true, correct and complete copies of such Material Contracts to Lender on or before the date hereof. No Borrower is in material breach of or in default under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

      8.16 Payable Practices. No Borrower has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

      8.17 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificates, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of any Borrower, which has not been fully and accurately disclosed to Lender in writing.

      8.18 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1   Maintenance of Existence.

            (a) Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

            (b) No Borrower shall change its name unless each of the following conditions is satisfied: (i) Lender shall have received not less than thirty
(30) days prior written notice from such Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name ; and (ii) Lender shall have received a copy of the amendment to the Articles or Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State or other Governmental Authority of the jurisdiction of incorporation or organization of such Borrower as soon as it is available.

            (c) No Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Lender shall have received not less than thirty (30) days' prior written notice from such Borrower of such proposed change, which notice shall set forth such information with respect thereto as Lender may require and Lender shall have received such agreements as Lender may reasonably require in connection therewith. No Borrower shall change its type of organization, jurisdiction of organization or other legal structure, except with Lender's prior written consent and after giving Lender adequate opportunity to make any filings or take any other actions necessary to continue the perfection of Lender's security interest in any Collateral.

      9.2 New Collateral Locations. Any Borrower may only establish new locations of its business or Collateral so long as such new location is within the United States of America and provided such Borrower (a) gives Lender thirty
(30) days prior written notice from such Borrower of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may reasonably deem necessary or desirable to protect its interests in the Collateral at such location.

      9.3   Compliance with Laws, Regulations, Etc.

            (a) Each Borrower shall, and shall cause each of its Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

            (b) Each Borrower shall give written notice to Lender immediately upon such Borrower's receipt of any notice of, or such Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations in any Borrower's possession or of which any Borrower may obtain possession shall be promptly furnished, or caused to be furnished, by Borrowers to Lender. Each Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

            (c) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid any material non-compliance, with any Environmental Law, such Borrower shall, at Lender's request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Lender to conduct such tests of the site where such Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's response thereto or the estimated costs thereof, shall change in any material respect. In the event both Lender and Congress require any such reports, Lender shall reasonably coordinate with such holder to avoid duplication.

            (d) Each Borrower shall indemnify and hold harmless Lender and its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.4 Payment of Taxes and Claims. Each Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrowers shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrowers agree to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Term Loan; provided that, nothing contained herein shall be construed to require Borrowers to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.5 Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. In the event both Lender and Congress require additional insurance, Lender shall reasonably coordinate with such holder to avoid duplication. Each Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for the relevant

Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender, as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by any Borrower or any of its Affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

      9.6   Financial Statements and Other Information.

            (a) Each Borrower shall, and shall cause each of its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower and its Subsidiaries in accordance with GAAP . Each Borrower shall promptly furnish to Lender any and all financial or other information as Lender may reasonably request relating to the Collateral and the assets, business and operations of such Borrower, and to notify the auditors and accountants of such Borrower that Lender is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Lender, the following: (i) within thirty
(30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower Agent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Borrower Agent, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Lender of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in Section 9.17 of this Agreement for such month; and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower Agent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower Agent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Lender (but Lender confirms that Borrowers' current accountants are acceptable as of the Closing Date), that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower Agent and its Subsidiaries as of the end of and for the fiscal year then ended.

            (b) Each Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations involving an amount in excess of Five Thousand Dollars ($5,000) or which would result in any material adverse change in any Borrower's business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract of any Borrower being terminated or amended or any new Material Contract being entered into (in which event such Borrower shall provide Lender with a copy of such Material Contract), (iii) any order, judgment or decree in excess of Ten Thousand Dollars ($10,000) having been entered against any Borrower or any of its properties or assets, (iv) any notification of the violation of any laws or regulation received by any Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default, including, without limitation any Event of Default under the Congress Agreement.

            (c) Each Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which such Borrower sends to its stockholders generally and copies of all reports and registration statements which such Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

            (d) Each Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information with respect to the Collateral and the business of such Borrower, as Lender may, from time to time, reasonably request. Subject to Section 11.4 hereof, Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to any Borrower to any court or other Governmental Authority, or Affiliate of Lender or to any participant or assignee or prospective participant or assignee. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrowers' expense, copies of the financial statements of any Borrower and any reports or management letters prepared by such accountants or auditors on behalf of such Borrower and to disclose to Lender such information as they may have regarding the business of any Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

      9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, nor shall it permit any of its Subsidiaries to (and Lender does not authorize Borrower to), directly or indirectly:

            (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except for a merger of All into Borrower Agent and, subject to Lender's prior written consent (not to be unreasonably withheld or delayed), a merger or any Domestic Subsidiary into Borrower Agent (in all cases with Borrower Agent as the surviving corporation); or

            (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are paid to Lender for application to the principal payments becoming due on the Term Loan in the inverse order of their maturity, provided, that if no Event of Default has occurred and is continuing, such proceeds may instead be used to purchase replacement Equipment of at least equal value, and (B) such sales do not involve Equipment having an aggregate (for all Borrowers) fair market value in excess of One Hundred Thousand Dollars ($100,000) for all such Equipment disposed of in any fiscal year of Borrowers;
(iii) the issuance and sale by any Borrower of Capital Stock of such Borrower after the date hereof; provided, that, (A) Lender shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower from such sale, (B) such Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of such Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of such Borrower with Lender or are more restrictive or burdensome to such Borrower than the terms of any Capital Stock in effect on the date hereof, (D) except as Lender may otherwise agree in writing, all of the proceeds of such sale and issuance shall be paid to Lender, for the benefit of Lender, for application to the Obligations in accordance with the terms of Section 6.4 hereof, and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and (iv) the issuance and sale by Borrower Agent of the stock of SimpleDevices, Inc., or the sale by SimpleDevices, Inc. of its assets or the merger or consolidation of SimpleDevices, Inc. with another Person, provided that except as Lender may otherwise agree in writing, all of the proceeds of such transaction payable to or for the benefit of any Borrower shall be paid to Lender, for the benefit of Lender, for application to the Obligations in accordance with the terms of Section 6.4 hereof, and provided further, that no Event of Default has occurred and is continuing and any such transaction be upon fair and reasonable terms no less favorable to Borrowers than Borrowers would obtain in a comparable arm's length transaction;

            (c)   wind up, liquidate or dissolve; or

            (d)   agree to do any of the foregoing.

      9.8 Encumbrances. No Borrower shall, nor permit any of its Subsidiaries to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to such assets or properties, except: (a) the security interests and liens of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's or such Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto; (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof; (f) senior security interests and liens in or against the assets of Borrowers or the Domestic Subsidiaries to secure the Obligations under and as defined in the Congress Agreement; (g) security interests and liens in or against the assets of the Direct Foreign Subsidiaries or MB Quart GmbH, a German GmbH to secure Indebtedness permitted under Section 9.9(f) hereof; and (h) the security interests and liens set forth on Schedule
8.4 hereto.

      9.9 Indebtedness. No Borrower shall, nor permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any Indebtedness or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except:

            (a)   the Obligations;

            (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed Three Million Dollars ($3,000,000) in the aggregate (for all Borrowers) at any time outstanding so long as such security interests and mortgages do not apply to any property of any Borrower or any Subsidiary of any Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

            (c) guaranties by any Subsidiaries of such Borrower of the Obligations in favor of Lender;

            (d) Indebtedness of such Borrower under interest swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate exchange agreements and similar contractual agreements entered into for the purpose of protecting a Person against fluctuations in interest rates; provided, that, such arrangements are with banks or other financial institutions that each have combined capital and unimpaired surplus of not less than One Billion Dollars ($1,000,000,000) and are not for speculative purposes and such Indebtedness shall be unsecured;

            (e) Indebtedness of Borrowers or the Domestic Subsidiaries on account of the Congress Agreement;

            (f) Indebtedness of the Direct Foreign Subsidiaries or MB Quart GmbH, a German GmbH, on account of loans or other financial accommodations extended to them, including factoring arrangements, provided, that Burdale Financial Limited be given a right of first refusal with respect to such loans or other financial accommodations; and

            (g) the Indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) such Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower shall not, directly or indirectly,
(A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, such Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payment thereof), or to reduce the interest rate or any fees in connection therewith, or
(B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) such Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

      9.10 Loans, Investments, Etc. No Borrower shall, nor permit any of its Subsidiaries to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any Person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

            (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

            (b) investments in cash or Cash Equivalents, provided that the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account or investment account in which such cash or Cash Equivalents are held;

            (c) the existing equity investments of such Borrower as of the date hereof in its Subsidiaries, provided, that, such Borrower shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries;

            (d) stock or obligations issued to such Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Lender, upon Lender's request, together with such stock power, assignment or endorsement by such Borrower as Lender may request;

            (e) obligations of account debtors to such Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Lender by such Borrower and promptly delivered to Lender as so endorsed;

            (f) the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, (i) such Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) such Borrower shall furnish to Lender all notices or demands in connection with such loans and advances either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and

            (g) loans and advances by Borrowers to their Subsidiaries not to exceed Fourteen Million Six Hundred Fifty Thousand Dollars ($ 14,650,000) in the aggregate outstanding at any time (including any such loans and advances outstanding as of the date hereof), provided that no such loans and advances may be made if an Event of Default has occurred and is continuing or if (after giving effect to any such loans and advances) the Excess Availability would be less than Seven Million Dollars ($ 7,000,000.00).

      9.11 Dividends and Redemptions. No Borrower, nor any Subsidiary of any Borrower, shall, directly or indirectly, declare or pay any dividends on account of any shares of any class of Capital Stock of such Borrower or such Subsidiary, as the case may be, now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except (a) in any case, dividends may be made in the form of shares of Capital Stock consisting of common stock and (b) any Subsidiary of any Borrower may pay dividends to such Borrower.

      9.12 Transactions with Affiliates. No Borrower shall, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with any Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or
(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Borrower except reasonable compensation to officers, employees and directors for services rendered to such Borrower in the ordinary course of business.

      9.13 Compliance with ERISA. Each Borrower shall and shall cause each of its ERISA Affiliates to: (a) maintain each Plan (other than a Multiemployer
Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401 (a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any non-exempt prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower or such ER1SA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under
Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

      9.14 End of Fiscal Years and Fiscal Quarters. Each Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

      9.15 Change in Business. No Borrower shall engage in any business other than the business of such Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower is engaged on the date hereof.

      9.16 Limitation of Restrictions Affecting Subsidiaries. No Borrower shall, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or any Subsidiary of such Borrower;
(b) make loans or advances to such Borrower or any Subsidiary of such Borrower,
(c) transfer any of its properties or assets to such Borrower or any Subsidiary of such Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or any of its Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or its Subsidiary, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower prior to the date on which such Subsidiary was acquired by such Borrower and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

      9.17 Fixed Charge Coverage Ratio. Borrowers and their Subsidiaries, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio, calculated as of the last day of such month on the basis of the trailing twelve (12) months or, if less, the number of months that have elapsed from and including March 2004, of not less then the following (in addition to which Borrowers shall report the Fixed Charge Coverage Ratio for March, 2004):

            Month                   Fixed Charge Coverage Ratio
--------------------------------    ---------------------------
April, 2004                                1.70 to 1.00
May, 2004 through December, 2004           1.90 to 1.00
Each month thereafter                      2.00 to 1.00

      9.18 Maximum Capital Expenditures. Borrowers shall not incur aggregate Capital Expenditures in the first year following the Closing Date in excess of $5,000,000.00. If the Term Loan is extended until the Final Maturity Date, the Capital Expenditure limitation for the second year of this Agreement shall be established by Lender in connection with such extension.

      9.19  License Agreements.

            (a) Each Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Lender not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Lender prompt written notice of any material License Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may reasonably request, (v) give Lender prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Lender (promptly upon the receipt thereof by such Borrower in the case of a notice to such Borrower, and concurrently with the sending thereof in the case of a notice from such Borrower) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower in connection with any material License Agreement which relates to the right of such Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

            (b) Each Borrower will either exercise any option to renew or extend the term of each material License Agreement in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Lender or give Lender prior written notice that such

Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of any Borrower to extend or renew any material License Agreement, Lender shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name as agent for Lender, or in the name of a designee or nominee of Lender or in the name of such Borrower, as Lender shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Lender may, but shall not be required to, perform any or all of such obligations of any Borrower under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower thereunder. Any sums so paid by Lender shall constitute part of the Obligations.

      9.20 After Acquired Real Property. If any Borrower hereafter acquires any Real Property, fixtures or similar property and such Real Property, fixtures or other property at any one location has a fair market value in an amount equal to or greater than One Hundred Thousand Dollars ($ 100,000) (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Lender, or duties or obligations of any Borrower, upon Lender's request, such Borrower shall execute and deliver to Lender a mortgage, deed of trust or deed to secure debt, as Lender may determine, in form and substance satisfactory to Lender and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Lender, a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Lender) and such other agreements, documents and instruments as Lender may reasonably require in connection therewith.

      9.21 Costs and Expenses. Borrowers shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (c) costs and expenses of preserving and protecting the Collateral; (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (e) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and

Borrowers' operations, plus a per diem charge at the then standard rate of Lender, per person per day for Lender's examiners in the field and office (which rate is currently $850 per person per eight (8) hour day and $ 100 for each hour over eight (8) hours a day); and (f) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

      9.22  Congress Agreement. Borrowers shall not:

            (a) effect or permit any change in or amendment to the Congress Agreement in a manner inconsistent with the Intercreditor Agreement without the prior written consent of Lender;

            (b) at any time permit the aggregate outstanding principal amount of all Revolving Loans and Letter of Credit Accommodations made to the Borrower under the Congress Agreement to exceed the Congress Borrowing Base (each of the foregoing terms as defined in the Congress Agreement); or

            (c) furnish any collateral security to Congress on account of indebtedness due under the Congress Agreement, other than property which also secures the Obligations and which is the subject of the Intercreditor Agreement.

      9.23 Further Assurances. At the request of Lender at any time and from time to time, Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default";

            (a)   (i)   any Borrower fails to pay any of the monetary
Obligations when due and payable or

                  (ii) any Borrower fails to perform any of the covenants contained in Sections 9.1 (a), 9.3(a) and (b), 9.4, 9.6, 9.13 and 9.18 of this Agreement and such failure shall continue for twenty (20) days in the case of
Section 9.6 and thirty (30) days in the case of the other such sections; provided, that, such twenty (20) or thirty (30) day period (as applicable) shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) or thirty (30) day period (as applicable) or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower of any such covenant or

                  (iii) any Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1 (a)(i) and 10.1 (a)(ii) above;

            (b) any representation, warranty or statement of fact made by any Borrower or any Obligor to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

            (c) any Obligor revokes or terminates, purports to revoke or terminate, or fails to perform any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such party in favor of Lender;

            (d) any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of One Hundred Thousand Dollars ($ 100,000) in any one case or in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (for all Borrowers) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets, which either involves an amount in excess of One Hundred Thousand Dollars ($ 100,000) or could reasonably be expected to have a material adverse effect on the business, assets or prospects of any Borrower or any Obligor;

            (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

            (f) any Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

            (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty
(30) days after the date of its filing or such Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property; or

            (i) any default occurs with respect to any Indebtedness of any Borrower or any Obligor (other than Indebtedness owing hereunder), in any case in an amount in excess of One Hundred Thousand Dollars ($ 100,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto, and either involves an amount in excess of One Hundred Thousand Dollars ($ 100,000) or could reasonably be expected to have a material adverse effect on the business, assets or prospects of any Borrower or any Obligor;

            (j) any material provision hereof or of any of the other Financing Agreements shall for any reason attributable to a party other than Lender cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any party (other than Lender) shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall for any reason attributable to a party other than Lender cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

            (k) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount (for all Borrowers) in excess of Twenty-Five Thousand Dollars ($25,000);

            (l)   any Change of Control shall occur;

            (m) the indictment by any Governmental Authority, or as Lender may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or any Obligor of which any Borrower, any Obligor or Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Lender, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or property of any Obligor having a value in excess of Twenty-Five Thousand Dollars ($25,000) or (ii) any other property of any Borrower or any Obligor which is necessary or material to the conduct of its business;

            (n) there shall be a material adverse change in the business, assets or prospects of any Borrower or any Obligor after the date hereof;

            (o) there shall be an event of default under any of the other Financing Agreements; or

            (p) there shall be an Event of Default under the Congress Agreement or any other agreement relating thereto.

      10.2  Remedies.

            (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to any other Obligor or any of the Collateral.

            (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1 (g) and 10.1 (h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral,
(iii) require each Borrower, at Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by each Borrower to the extent permitted by applicable law and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required.

            (c) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, enforce any Borrower's rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Lender may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Lender, and that Lender has a security interest therein and Lender may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor, any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its and Lender's interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and each Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, each Borrower shall, upon Lender's request, hold the returned Inventory in trust for Lender, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Lender's instructions, and not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

            (d) To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (i) to fail to incur expenses reasonably deemed significant by such Person to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral,
(iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties,
(xi) to purchase insurance or credit enhancements to insure such Person against risks of loss, collection or disposition of

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


Collateral or to provide to such Person a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by such Person to obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Person in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this
Section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in such Person's exercise of remedies against the Collateral and that other actions or omissions by such Person shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

            (e) For the purpose of enabling Lender to exercise the rights and remedies hereunder, each Borrower hereby grants to Lender, to the extent assignable, an irrevocable, non exclusive license (exercisable without payment of royalty or other compensation to any Borrower) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

            (f) Lender may apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrowers shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

            (g) Upon the occurrence, and during the continuance, of any Event of Default, Borrowers shall deposit with Lender the sum of $25,000.00 as an expense deposit (the "Expense Deposit") to cover out-of-pocket expenses and any other costs, expenses, and fees which may be incurred by Lender during the effective period of this Agreement, as to which Borrowers are obligated to reimburse Lender, as otherwise provided herein. On the first Business Day of each month thereafter, Borrowers shall restore the Expense Deposit to $25,000.00 for any deficiency therein. Borrowers shall remain obligated to reimburse Lender for any and all such fees and expenses, if the Expense Deposit does not contain sufficient funds to cover all of those items.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

      11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

            (b) Borrowers and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in Cook County, Illinois, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which such Person deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or its property).

            (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon such Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Borrowers shall appear in answer to such process, failing which such Borrower or Borrowers shall be deemed in default and judgment may be entered by Lender against such Borrower or Borrowers for the amount of the claim and other relief requested.

            (d) BORROWERS AND LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Lender shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Person, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such Person. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by them of the terms of this Agreement. Except as prohibited by law, each Borrower waives any right which it may have to claim or recover in any litigation with Lender any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each
Borrower: (i) certifies that neither Lender, nor any of its representatives, agents or attorneys acting for or on behalf of such Person has represented, expressly or otherwise, that such Person would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Lender is relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

      11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Lender may elect to give shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.

      11.3  Amendments and Waivers.

            (a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in Section 11.3(a) hereof. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of such Person as provided in Section in 11.3(a) hereof. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

            (b) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Lender, and as to amendments to any of the Financing Agreements, by Borrowers.

      11.4 Confidentiality. Lender agrees that it will use its reasonable best efforts not to disclose, without the prior consent of Borrowers, confidential information with respect to Borrowers, any Obligor or any of their respective Subsidiaries which is furnished pursuant to this Agreement and which is specifically designated as confidential in writing by Borrowers; provided, that, Lender may disclose any such information (a) to its employees, auditors or counsel, or to another Lender if the disclosing party or such disclosing party's holding or parent company in its reasonable discretion determines that any such party should have access to such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any statute or regulation, and (f) to any prospective or actual assignee or participant in connection with any contemplated transfer or participation of any of the Term Loan or any interest therein by Lender, provided, that, such assignee or participant has been generally advised as to the confidentiality of any such confidential information. Anything contained herein to the contrary notwithstanding, the obligations of confidentiality contained herein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the United States Internal Revenue Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

      11.5 Other Waivers. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.

      11.6 Indemnification. Borrowers shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, provided, however, that Borrowers are not obligated to indemnify a party for liabilities arising from that party's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

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


SECTION 12. JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS; APPOINTMENT OF BORROWER AGENT

      12.1 Independent Obligations; Subrogation. The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

      12.2 Authority to Modify Obligations and Security. Each Borrower authorizes Lender, without notice or demand and without affecting any Borrowers' liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers' Obligations; (c) apply any and all such Collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (d) deal with the other Borrowers as Lender may elect; (e) in Lender' sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers' Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrowers as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Lender as it, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

      12.3 Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, Lender may, at its option and without notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Lender to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral

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

given to or held by Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

      12.4 Exercise of Lender' Rights. Each Borrower hereby authorizes and empowers Lender in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Lender may have available to it against the other Borrowers.

      12.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Lender. Each Borrower specifically agrees that the failure of
Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

      12.6 Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers' character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers, on a continuing basis, financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Lender need not inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their

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

behalf, and any Obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations of each Borrower to Lender heretofore, now or hereafter created shall be deemed to have been granted at each Borrower's special insistence and request and in consideration of and in reliance upon this Agreement.

      12.7 Notices, Demands, Etc. Except as expressly provided by this Agreement, Lender shall not be under any obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

      12.8 Subordination. Except as otherwise provided in this Section 12.8, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Lender, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Lender, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Lender all or any part of such subordinated indebtedness and any amount so paid to Lender at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Lender and shall be paid over to Lender immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Lender shall be entitled to all of any such Borrower's rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Lender, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Lender's discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Lender's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Lender, all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Lender will pay the excess amount to the person entitled thereto.

      12.9 Revival. If any payments of money or transfers of property made to Lender by any Borrower should for any reason subsequently be declared to be, or in Lender's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Lender's counsel's good faith opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys' fees) of Lender related thereto, such Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made Lender.

      12.10 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

      12.11 Appointment of Borrower Agent.

            (a) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent to request and receive the Term Loan pursuant to this Agreement and the other Financing Agreements from Lender in the name or on behalf of such Borrower.

            (b) Borrower Agent hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 12.11. Borrower Agent shall ensure that the disbursement of the Term Loan to any Borrower requested by or paid to Borrower Agent, shall be paid to or for the account of such Borrower.

            (c) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as agent to receive statements on account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

            (d) No purported termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Lender.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

      13.1  Term.

            (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of this Agreement and the other Financing Agreements, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender, (or at Lender's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense, in form and substance satisfactory to Lender, by an issuer acceptable to Lender and payable to Lender as beneficiary) in such amounts as Lender determines are reasonably necessary to secure (or reimburse) Lender from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment and any continuing obligations of Lender to any bank, financial institution or other Person under or

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

pursuant to any Deposit Account Control Agreement or Investment Property Control Agreement. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by any Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Los Angeles time.

No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Lender in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until (in both cases) this Agreement is terminated in accordance with its terms and all of the Obligations are paid and satisfied in full in immediately available funds.

      13.2  Interpretive Provisions.

            (a) All terms used herein which are defined in Division 1 or Division 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

            (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

            (c) All references to any party hereto pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

            (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (e) The word "including" when used in this Agreement shall mean "including, without limitation".

            (f) All references to the term "good faith" used herein when applicable to Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers shall have the burden of proving any lack of good faith on the part of Lender alleged by Borrowers at any time.

            (g) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as reasonably determined by Lender.

            (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of any Borrower most recently received by Lender prior to the date hereof.

            (i) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

            (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

            (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Lender and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Lender merely because of their involvement in their preparation.

      13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

      If to Borrowers:         Rockford Corporation
                               600 South Rockford Drive
                               Tempe, Arizona 85281
                               Attention: James M. Thomson
                               Telephone No.: (480) 967-3565
                               Telecopy No.: (480) 966-3983
      with a copy to:          Steptoe & Johnson LLP
                               201 East Washington Street, Suite 1600
                               Phoenix, Arizona 85004
                               Attention: Kevin Olson, Esq.
                               Telephone No.: (602) 257-5275
                               Telecopy No.: (602) 452-0903

        If to Lender:          Hilco Capital LP
                               One Northbrook Place
                               5 Revere Drive, Suite 510
                               Northbrook, Illinois 60062
                               Attn: Alex Franky, Vice President
                               Fax No.: 847-559-9330

      with a copy to:          Riemer & Braunstein LLP
                               Three Center Plaza
                               Boston, Massachusetts 02108
                               Attention: Robert E. Paul, Esq.
                               Telephone No.: (617) 880-3551
                               Telecopy No.: (617) 880-3456

      13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

      13.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrowers and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Obligors, and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

      13.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

      13.7 Marketing. Borrowers hereby authorize Lender to publish the names of Borrowers and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Lender elects to publish, subject to the prior approval of Borrower Agent, not to be unreasonably withheld or delayed.

      13.8 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

LENDER                                       BORROWERS

HILCO CAPITAL, LP                            ROCKFORD CORPORATION

By: /s/ Alex Franky                          By: /s/ James M. Thomson
    ---------------------------                  -------------------------------
Name: Alex Franky                            Name: James M. Thomson
Title: Vice President                        Title: CFO

                                             AUDIO INNOVATIONS, INC.

                                             By: /s/ James M. Thomson
                                                 -------------------------------
                                             Name: James M. Thomson
                                             Title: CFO

                                   EXHIBIT A

                                       N/A

                                    EXHIBIT C

                                     Form of

                             Compliance Certificate

To:      Hilco Capital LP

Ladies and Gentlemen:

         The undersigned each hereby certify to you pursuant to Section 9.6(a) of the Loan Agreement (as defined below) as follows:

SUCH PERSON IS THE DULY ELECTED CHIEF FINANCIAL OFFICER OF THE BORROWER (AS DEFINED BELOW) INDICATED ABOVE SUCH PERSON'S SIGNATURE. Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated March 29, 2004 (as amended, modified or supplemented, from time to time, the "Loan Agreement"), by and among Hilco Capital LP as Lender (the "Lender"), and Rockford Corporation and Audio Innovations, Inc. (each a "Borrower" and collectively, "Borrowers").

THE UNDERSIGNED HAVE REVIEWED THE TERMS OF THE LOAN AGREEMENT, AND HAVE MADE, OR HAVE CAUSED TO BE MADE UNDER THEIR SUPERVISION, A REVIEW IN REASONABLE DETAIL OF THE TRANSACTIONS AND THE FINANCIAL CONDITION OF THE BORROWERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES, DURING THE IMMEDIATELY PRECEDING FISCAL MONTH.

THE REVIEW DESCRIBED ABOVE DID NOT DISCLOSE THE EXISTENCE DURING OR AT THE END OF SUCH FISCAL MONTH, AND THE UNDERSIGNED HAVE NO KNOWLEDGE OF THE EXISTENCE AND CONTINUANCE ON THE DATE HEREOF, OF ANY CONDITION OR EVENT WHICH CONSTITUTES A DEFAULT OR AN EVENT OF DEFAULT, EXCEPT AS SET FORTH ON SCHEDULE I ATTACHED HERETO. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrowers or any Obligor has taken, is taking, or proposes to take with respect to such condition or event.

THE UNDERSIGNED FURTHER CERTIFY THAT, BASED ON THE REVIEW DESCRIBED ABOVE, BORROWERS AND OBLIGORS HAVE NOT AT ANY TIME DURING OR AT THE END OF SUCH FISCAL MONTH, EXCEPT AS SPECIFICALLY DESCRIBED ON SCHEDULE II ATTACHED HERETO OR AS PERMITTED BY THE LOAN AGREEMENT, DONE ANY OF THE FOLLOWING:

         13.9 Changed their respective corporate names, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

         13.10 Changed the location of their respective chief executive offices, changed their respective jurisdictions of incorporation, changed their respective types of organization or changed the location of or disposed of any of their respective properties or assets (other than pursuant to the sale of Inventory in the ordinary course of such Borrower's business or as otherwise permitted by the Loan Agreement), or established any new asset locations.

         13.11 Materially changed the terms upon which any Borrower sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or any Obligor during or at the end of such period materially adversely changed the terms upon which it supplies goods to such Borrower or such Obligor.

         13.12 Permitted or suffered to exist any security interest in or liens on any of their respective properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

         13.13 Received any notice of, or obtained knowledge of any of the following not previously disclosed to Lender: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or any Obligor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or
(D) any other environmental, health or safety matter, which has a material adverse effect on any Borrower or any Obligor or their respective businesses, operations or assets or any properties at which such Borrower or such Obligor transported, stored or disposed of any Hazardous Materials.

         13.14 Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or any Obligor.

ATTACHED HERETO AS SCHEDULE III ARE THE CALCULATIONS USED IN DETERMINING, AS OF THE END OF SUCH FISCAL MONTH WHETHER BORROWERS ARE IN COMPLIANCE WITH THE COVENANTS SET FORTH IN SECTION 9.17 OF THE LOAN AGREEMENT FOR SUCH FISCAL MONTH.

         The foregoing certifications are made and delivered this day of _________,_____.

                                        Very truly yours,

                                        ROCKFORD CORPORATION

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title: Chief Financial Officer

                                        AUDIO INNOVATIONS, INC.

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title: Chief Financial Officer